CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 333-75786 on Form N-1A of our report dated December 29, 2014, relating to the financial statements and financial highlights of Alpine Series Trust (the “Trust”), comprised of Alpine Dynamic Dividend Fund, Alpine Accelerating Dividend Fund, Alpine Financial Services Fund, Alpine Small Cap Fund (formerly Alpine Innovators Fund), Alpine Transformations Fund, and Alpine Equity Income Fund (formerly Alpine Foundation Fund), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
February 27, 2015